Exhibit 10.45

Patent Transfer Agreement

among

China Pharmaceutical University

(as the Transferor)

and

Cellular Biomedicine Group (Shanghai) Ltd.

(As the Transferee)

November 16, 2015

This Agreement (as defined below) was made and entered into in Shanghai on November 16, 2015 by and between:

Transferor: China Pharmaceutical University

Contact Person: Wang Min  Mobile:+862583271395; Zhang Juan Mobile:+862583271483

Address: No.24，Tongjia Lane，Nanjing，Jiangsu Province

Transferee: Cellular Biomedicine Group (Shanghai) Ltd.

Contact Person: Cao Wei  Mobile:+862154069990

Address: 5/F, No.1 Building, No.333 Guiping Road, Xuhui District, Shanghai

Article I Patent Transfer

1.1 Subject Matter

According to the conditions agreed herein, the Transferor agrees to transfer, and the Transferee agrees to purchase all the patants and relative technologies listed in the appendix I (including any technical secrets in relation to the invention in respect of these technologies), and all patent application rights, preemptive rights, patent rights, rights to use, right to license, income rights and other related intellectual property rights and benefits. All the information about the patents are listed in the appendix I.

1.2 Method of Transfer and Transitional Arrangement

1.2.1 Full Transfer of all the patents mentioned above, but the name of inventors remain unchanged.

1.2.2 The transferee will owed the said patents legally since the transfer application was made to the Patent Office. The transferee has the right, including, but not limited to, the rights to implement, utilize, use and license such technologies for production, manufacture, sales, offer to sell and commercialization, as well as subsequent research and development, improvement and innovation (all technological results and intellectual property rights incurred therefrom shall be owned by the Transferee).

1.2.3 The transferor should keep the pantents valid before the register of the patents transfer were made.

Article II Consideration of Transfer

2.1 Consideration of Transfer

As the Consideration for the Subject Patents transferred under Article 2.1, the Transferee shall pay the Consideration to the Transferor totaling RMB 700 thousand (in words: say RMB seven hundred thousand only).

2.2 Payment Arrangement

2.2.1 Initial Payment: The Transferee shall make the initial payment within 3 Business Days from the Effective Date of this agreement, totaling RMB 300 thousand (“Initial Payment”);

2.2.2 Second Payment: The Transferee shall, within 3 Business Days from the date on which all the conditions in Article IV are met and the transfer registeration are accomplished, make the Second Payment, totaling RMB 400 thousand (“Second Payment”).

2.2.3 The Transferor’s Bank Account Details:

Beneficiary: China Pharmaceutical University

A/C No.: 4301011019001029831

Bank: Industrial and Commercial Bank of China, Nanjing Hu Nan Road Branch

Article III Research Funds

3.1 Transferee Provides Research Funds

3.1.1 The Transferee promises to provide research funds to professor Wang Min’s lab in China Pharmaceutical University according to Artical 3.1.2. The research funds should be used in the development and research of the stipulated patents.

3.1.2 The term of the research funds providing should be 3 years since the patent transfer is accomplished. The annual amounts shall be 300 thousand. The research funds of the first year should be paid at the same time with the Second Payment of the consideration of transfer. The rest research funds should be paid annually.

3.1.3 The Transferee has the priority perchasing right of the technology achievements of the Transferor and relative team. The transfer price shall be settled through negotiation between two Parties.

Article IV Closing

4.1 Delivery of Subject Technologies

All Parties shall not disclose or permit any associated party (present or future) to disclose the agreement except for disclosure to any governmental institution according to the compulsory requirements; the disclosure shall be only limited to the compulsory disclosure scope; the disclosure made by any laws, regulations or stipulations shall be excluded. The transferee shall, as a listed company, have the responsibility to disclose agreement signing and execution matters to the general public in a timely manner; the transferor and main inventor shall understand this and shall be willing to coordinate positively and assist the transferee with information disclosure

4.2 Registration of Changes in Patent Application

4.2.1 The Transferor shall, within 10 days from the making of the Initial Payment by the Transferee, apply for the approval/ registration of changes in respect of the transfer of the Subject Technologies with the Patent Office and other competent authorities, including:

4.2.2 If the Transferor fail to complete the whole patent transfer process, the Transferor can apply to the Transferee for appropriate relaxation term. If the Transferor still can not complete the whole patent transfer process in the appropriate relaxation term, the Transferee has the right to terminate this agreement. Under this circumstance, the Transferor should return all the consideration money and technical documents in 5 business days after the termination of the agreement.

4.3 Amendment to the Patent License Contract

In the event there is any license contract made with others to license them to implement the patent prior to the Effective Date, such contract shall be terminated or the rights and obligations under such contract shall be transferred to the Transferee in whole, and the royalty fee received shall be also transferred to the Transferee in respect of the license.

Article V Confidentiality

All Parties shall not disclose or permit any associated party (present or future) to disclose the agreement except for disclosure to any governmental institution according to the compulsory requirements; the disclosure shall be only limited to the compulsory disclosure scope; the disclosure made by any laws, regulations or stipulations shall be excluded. The transferee shall, as a listed company, have the responsibility to disclose agreement signing and execution matters to the general public in a timely manner; the transferor and main inventor shall understand this and shall be willing to coordinate positively and assist the transferee with information disclosure.

Article VI Breach Responsibilities

Regardless of conduct or no conduct, any party shall constitute breach event if it fails to fulfill total or partial obligations or fails to properly fulfill the obligations or any party breaches against any assurance in the agreement.In case of breach event specified in Article 8.1, the breach party shall compensate for total direct losses, damage, expenses or responsibilities in other party arising from breach; if the responsibilities lie in all Parties, they shall bear respective responsibilities and losses according to the actual conditions. If the Transferor delay to pay the second payment, the Transferee has the right to retreve the initial payment and the patent.

Article VII Governing Laws and Dispute Settlement

7.1 Governing laws

The agreement’s signing, validation, interpretation, revision, supplementation, termination and execution is governed by and interpreted according to the Chinese laws.

7.2 Dispute settlement

All Parties shall negotiate for the settlement of any dispute arising from or related to the agreement; in case of negotiation failure, any party shall submit the dispute to China International Economic Trade Arbitration Committee for arbitration in Shanghai according to the contemporary and effective arbitration regulations. The arbitration award shall be final and legally binding upon all Parties. Any party shall have the right to apply to the people’s court with administrative right for compulsory execution.

Article VIII Supplementary Provisions

8.1 Expense and tax

8.2.1 All Parties shall bear its incurred expenses for agreement transaction separately, including drafting, signing, delivery and execution of this agreement and related matters.

8.2.2 All Parties shall bear its taxes for the transaction of the agreementseparately.

8.2 Validation and copy

8.2.1 The agreement shall become valid as of the signature or official seal/personal chop by the authorized representatives. All Parties shall register this agreement in the patent administrative department of the State Council; the patent administrative department of the State Council shall make an announcement.

8.2.2 The agreement shall include seven (6) original copies, each party holding one (1) respectively; the other four (4) copies shall be adopted to handle the transfer registration formalities of patent application . The original copy and appendix shall constitute an inseparable part of the agreement and enjoy the same legal validity.

[No Text Below]

[Signature Page]

All Parties shall hereby confirm that said contents have accurately expressed unanimous intention; they have required authorized representatives to sign the agreement on the date clearly specified in the front page.

Transferor: China Pharmaceutical University(Seal affixed)

Authorized representative (Signature): Lai Mao De (Seal affixed)

Project Leader: /s/ Zhang Juan (Signature) /s/ Wang Min (Signature)   November 16, 2015

Transferee: Cellular Biomedicine Group (Shanghai) Ltd (Seal affixed)

Authorized representative (Signature): /s/ Wei Cao (Signature)         November 16, 2015

Appendix I: List of target technologies

SN	Patent applicant	Category	Inventor	Patent application date (application No.)	Name of invention	Legal status	Introduction of patent
1	PersonGen Biomedicine (Suzhou) Co., Ltd.	Invention	Yang Lin, Li Yafen, Zong Yunhui	2015. 01. 06	Improved aAPC technology and its application in immune cell preparation (pending, the ultimate name depends on the actual application result)	under application	It is applicable to the production and preparation of CAR—T cell, CAR—NK cell
2	PersonGen Biomedicine (Suzhou) Co., Ltd.	Invention	Yang Lin, Chu Fuliang, Zong Yunhui	2014. 11. 06 (201410613502.1)	SN of PD—1 resistant single cloning antibody variable area; preparation methods and application	Applied already	It is able to block PD—1 from integrating with the body; it is applicable to the immune treatment of numerous malignant tumors.
3	PersonGen Biomedicine (Suzhou) Co., Ltd.	Invention	Yang Lin, Zou Jianxuan, Chen Dan	2015. 01. 06	SN of CD 19 resistant single cloning antibody variable area; preparation methods and application (pending, the ultimate name depends on the actual application result)	under application	It is applicable to building CAR—T of targeted leukemia and lymphoma; double specific antibody of CD3/CD19 gene project.
4	PersonGen Biomedicine (Suzhou) Co., Ltd	Invention	Yang Lin, You Fengtao, Jiang Licui	2015. 01. 10	Application of 3rd generation of CAR (pending, the ultimate name depends on the actual application result)	under application	It is applicable to the cell treatment of malignant tumors.

Appendix II: Delivery list of technical documents

1.	The patent application documents of target technologies shall include (but not limited to):

1)
All the patent application documents submitted to the National Patent Office, including specification, right claim, attached drawings, abstract and its attached drawings, letter of request, statement of opinions, changes in document matters, audit and approval decision of right resuming upon lose of rights and authorized consignment letter.

2)	All the documents distributed by National Patent Office to the transferor, including acceptance notice, midterm documents and authorization decision.

3)	Patent application and execution permit contract (if applicable) approved by the transferor to other party, including contract appendix (technical and process documents related to patent application).

4)
Effective certificate on patent application right issued by National Patent Office: Latest voucher of patent application and maintenance expense (or registration booklet of National Patent Office on patent legal status).

5)	Certificate of National Patent Office or other competent department adopted to approve transfer of target technologies to the transferee.

2. Technical documents of each target technology

1)	Technical secret and ingredient

2)	Product production process route

3)	Standard production flow

4)	Quality control standard of products

5)	Test data, test report and technical documentary

3. aAPC technology

1)	Structural drawing

2)	Building methods

3)	Preparation SOP of cell T

4)	Preparation SOP of cell NK

5)	aAPC cell line

4. PD—1 technology

1)	scFv sequence

2)	Biological function data

3)	Biochemical parameters and data

4)	PD—1 single cloning antibody hybridoma cell line

5)	PD—1 antigen (standard PD—1 antigen protein in 5mg or re-organized particle adopted to efficiently express solutable human gene re-organized PD—1 protein)

5. CD 19 technology

1)	scFv sequence

2)	Biological data

3)	CD 19 single cloning antibody hybridoma cell line

4)	CD 19 antigen (standard CD 19 antigen protein in 5mg or re-organized particle adopted to efficiently express solutable human gene re-organized CD 19 protein)

6. 3rd generation of CAR technology

1)	Structural drawing

2)	Full sequence

3)	SOP building

4)	Carrier DNA (10 ug)

Appendix III: Statement and assurance of transferor and main inventor

1.	Legality. The transferor shall refer to a limited liability company registered and existent according to the Chinese laws; it shall possess the legal person’s qualification.

2.
Legal authorization. On the agreement signing date, the transferor and main inventor have obtained legal and effective internal and external authorization aimed at the agreement; the signet on behalf of the transferor shall refer to the transferor’s legal representative or legal authorized representative.

3.
Compulsory execution. According to the agreement articles and conditions, the agreement shall be legal and effective to the transferor and main inventor and shall be legally binding and enjoy compulsory execution.

4.	No right defect

1)	The list of target technologies in Appendix I has disclosed all the intellectual property rights of target technologies transferred by the transferor.

2)
Before the agreement signing date and closing date, the transferor shall refer to the legal patentee of target technologies and exclusive patent application patentee; it shall enjoy complete intellectual property right and equity to all the target technologies; such rights shall be favorable, complete, sustainably effective and compulsorily executed.

3)
The relationship between inventor and target technology listed in Appendix I shall refer to the relationship of working post invention and creation; it shall not enjoy any patent application right, patent right or other property right to the target technology. The main inventor, transferor’s research and development delegate, other employees, consultants, associated parties or any other third party shall not raise any right claim or request to the assignee. The target technology and intellectual property right shall not suffer from any pledge, reservation or other form of assurance or right burden.

4)
The target technology shall enjoy advanced, practical and reliable properties and shall not infringe or steal any third party’s intellectual property right or other legal rights and not suffer from conflict against any third party’s intellectual property right. No third party has ever raised any objection or claim to the transferor by reason of infringement upon target technology.

5)
By the end of the agreement signing date and delivery date, no entity is engaged in the infringement upon transferor’s any intellectual property right on target technology according to the knowledge of transferor and main inventor. The target technology and intellectual property right shall not be restricted by any verdict or any property of command; there shall be no suspended or potential objection, lawsuit, investigation, appeal, claim or request affecting the legality, execution feasibility, use right or ownership of intellectual property right.

6)
The transferor and main inventor shall not offer (spoken or written) any third party with the use permit or other right on target technology; shall not personally or permit any third party to make patent application and obtain patent registration in any country and region.

7)
The transferor and main inventor have adopted adequate and effective confidential measures to the technical secrets of target technology and failed to disclose target technology to any other person beyond the core technical team.

Appendix IV: Transferee’s statement and assurance

1.	Legality. The transferee shall refer to a limited liability company registered and existent according to the Chinese laws; it shall possess the legal person’s qualification.

2.
Legal authorization. On the agreement signing date, the transferee has obtained legal and effective internal and external authorization aimed at the agreement; the signet on behalf of the transferee shall refer to the transferee’s legal representative or legal authorized representative.

3.	Compulsory execution. According to the agreement articles and conditions, the agreement shall be legal and effective to the transferee and shall be legally binding and enjoy compulsory execution.

4.	The transferee shall promise to provide any documents or materials for the transferor based on all the agreement rights and obligations in a true and effective manner.